SDA #__________                                     PC#___________

FRANCHISE AGREEMENT

This Franchise Agreement, dated _________________, 201___, is made by and between DUNKIN' DONUTS FRANCHISING LLC, a Delaware Limited Liability Company and an indirect, wholly-owned subsidiary of Dunkin’ Brands, Inc., with principal offices at 130 Royall Street, Canton, Massachusetts 02021 (“Dunkin’ Donuts”, “we”, “us” or “our”), and the following individual(s) and/or entity:

(individually or collectively referred to as "Franchisee,” “you” or “your”).

CONTRACT DATA SCHEDULE

A.    Location of the Restaurant:

(number)    (street)             (city or town)         (state)      (zip code)

B.	Term: _________________ ( ) years from the first date the Restaurant opens to serve the general public, or, in the case of an existing Restaurant, until ____________________, _______.

C.    Initial Franchise Fee: ______________________________________ dollars ($ )

D.    Marketing Start-Up Fee: _____________________________________ dollars ($ )
for current event; per Brand Standards for all subsequent branding or re-branding events

E.1.    Continuing Franchise Fee Rate: ________________________ percent (___%) of Gross Sales

E.2.    Continuing Training Fee: _____________________________     dollars ($     )

F.    Continuing Advertising Fee Rate: -------------------------------FIVE-- percent (5.0%) of Gross Sales

G.	Remodel Date: In the case of a new Restaurant, the date ten (10) years after the first date the Restaurant opens to serve the general public, or, in the case of an existing Restaurant, on .

Refurbishment Date: In the case of a new Restaurant, the date five (5) years and fifteen (15) years after the first date the Restaurant opens to serve the general public; or, in the case of an existing Restaurant, on ___________________.

H.	Address for notice to FRANCHISEE shall be at the Restaurant, unless another address is inserted here: _________________________________________________________________

I.
Permitted Financing:     no more than 90% of (i) the initial investment in the building, site and additional development, equipment, fixtures and signs for new restaurants or (ii) the purchase price for existing restaurants.                 (Initial)

J.	Addenda: [ ] _____________________________________________________________

K.    The approved source of bakery supply for this Restaurant is:_____________________________
(If this is a non-producing Restaurant insert PC# of producing restaurant; otherwise insert PC# for this Restaurant)
You cannot change your source of bakery supply without our prior written approval.

Form last revised 102012

TERMS AND CONDITIONS
© OCTOBER 2012

SECTION 1. PARTIES

1.0    This Agreement is a non-exclusive license to operate a Dunkin’ Donuts business granted by us and to you. The franchisee, location and term are as specified in the accompanying Contract Data Schedule.

SECTION 2. GRANT OF THE FRANCHISE

2.0    As a result of the expenditure of time, effort and money, we have acquired experience and skill in the continued development of the Dunkin’ Donuts System (the “System”), which involves the conceptualization, design, specification, development, operation, marketing, franchising and licensing of restaurants and associated concepts for the sale of proprietary and non-proprietary food and beverage products.

2.1    In connection with the System, we own or have the right to license certain intellectual property. This property includes trademarks, service marks, logos, emblems, trade dress, trade names, including Dunkin’ Donuts®, and other indicia of origin (collectively, the “Proprietary Marks”), as well as patents and copyrights. The Proprietary Marks include trademarks on the Principal Register of the United States Patent and Trademark Office. From time to time we may supplement or modify the list of Proprietary Marks associated with the System.

2.2    As franchisor, we have the right to establish “Standards” for various aspects of the System that include the location, physical characteristics and quality of operating systems of restaurants and other concepts; the products that are sold; the qualifications of suppliers; the qualifications, organization and training of franchisees and their personnel; the timely marketing of products and our brand, including execution of marketing windows; and all other things affecting the experience of consumers who patronize our System. We make those Standards available to you in our Manuals and in other forms of communication, which we may update from time to time. Complete uniformity may not be possible or practical throughout the System, and we may from time to time vary Standards as we deem necessary or desirable for the System.

2.3.    As franchisee, you have the right and responsibility to exercise day-to-day control over your franchised business to meet those Standards, and the heart of the System and this franchise relationship is your commitment to that responsibility. Furthermore, you acknowledge that your commitment is important to us, to you, and to other franchisees in order to promote the goodwill associated with our System and Proprietary Marks, and that this Agreement should be interpreted to give full effect to this paragraph.

2.4 (a)    Accordingly, for the Term of this Agreement, we grant you the license, and you accept the obligation, to operate a Restaurant (the “Restaurant”) within our System, using our intellectual property, only in accordance with our Standards and the other terms of this Agreement. This license is non-exclusive and relates solely to the single Restaurant location set forth in the Contract Data Schedule. We retain the right to operate or license others to operate Dunkin’ Donuts restaurants and other concepts, and to grant other licenses relating to the Proprietary Marks, at such locations and on such terms as we choose. We may use or license others to use the Proprietary Marks in ways that compete with your location and that draw customers from the same area as your Restaurant.

2.4 (b) Conditional Renewal of Franchise. This Agreement shall not automatically renew upon the expiration of the Term. You have an option to renew the Franchise upon the expiration of the Term for one (1) additional term of twenty (20) years (the “Renewal Term”) if, and only if, each and every one of the following conditions have been satisfied:

(i)You give us written notice of your desire to renew the Franchise at least twelve months, but not more than eighteen months (the “Renewal Notice Period”) prior to the end of the Term.

(ii)    You have maintained the Standards and otherwise sustained compliance with the terms and conditions of your Franchise Agreement (and lease with our affiliate or us, if applicable) over the term of the Franchise Agreement; you must not have any uncured defaults under this Agreement at the time you provide notice; all your debts and obligations to us under this Agreement (and any lease if we are your landlord) or otherwise must be current through the expiration of the Term; including your Continuing Advertising Fee obligations to the Fund (as defined in Section 6) and we have not issued more than three (3) Notices to Cure or other default notices over the course of the ten (10) year period directly preceding expiration of the Term;

(iii)    You must execute and deliver to us, within 14 days (or any longer period required by law) after delivery to you, the then-current form of Franchise Agreement being offered to new franchisees at the time of renewal, including all exhibits and our other then-current ancillary agreements. The terms and conditions and fee structures in the then-current Franchise Agreement may differ from this Agreement;

(iv)    We approve the site and the terms of any lease extension or new lease covering the Renewal Term, whether the lease for the Premises is with our affiliate or us or with a third party, including a third party in which you have an interest.

(v)    You pay us our then-current renewal fee;

(vi)    You execute and deliver a termination of franchise agreement and mutual general release, in the form we prescribe from time to time that releases all claims that we may have against each other, and our respective parents, affiliates and subsidiaries, and their respective officers, directors, shareholders and employees in both their corporate and individual capacities; provided, however, that each parties’ indemnification obligations for claims arising in connection with this Agreement shall survive termination of this agreement and shall not be subject to the general release;

(vii)    You Remodel the Restaurant on or before the expiration of the Term, in accordance with Section 8.1 of this Agreement;

(viii)    If you lease the Premises from our affiliate or us, you agree that we have no obligation to exercise any lease option, if available, or otherwise extend the term of any prime lease for the Renewal Term to accommodate this Conditional Renewal Term, however, in the event we decide not to exercise our lease option, we will use reasonable efforts to effect a transfer of the lease to you as prime tenant;

2.5    We will maintain a continuing advisory relationship with you by providing such assistance as we deem appropriate regarding the development and operation of the Restaurant. We may require that you designate a fully-trained person as our primary contact. We will advise on the selection of the Restaurant’s site as well as its construction, design, layout, equipment, maintenance, repair and remodeling. We will advise on the training of managers and crew personnel; on marketing and merchandising; on inventory control and record-keeping; and on all aspects of Restaurant operations. In support of our advisory relationship, we will make available to you our then-current Manuals setting out our Standards, together with explanatory policies, procedures and other materials to assist you in complying with those Standards. We shall continue our efforts to maintain high and uniform standards of quality, cleanliness, appearance and service at all Dunkin’ Donuts restaurants.

2.6    We have established a franchisee advisory council comprised of members elected by franchisees in accordance with an election process prescribed by us as well as members appointed by us. We will consult with this group from time to time. This council will serve solely in an advisory capacity.

SECTION 3. DEVELOPMENT OF THE RESTAURANT

3.0    You agree that the Restaurant and any real estate controlled by you and appurtenant to the Restaurant (the “Premises”) must be designed, laid out, constructed, furnished, and equipped to meet our Standards and specifications, and you must satisfy any conditions to our approval of the development. Any deviations from our plans, specifications and requirements must have our prior written approval. Any plans that we provide to you, and our approval of any plans you submit to us, relate solely to compliance with our Standards and should not be construed as a representation or warranty that the plans comply with applicable laws and regulations. That responsibility is solely yours. At our written request, you must promptly correct any unapproved deviations from our Standards in the development of the Restaurant or Premises. If you lose the use and enjoyment of the premises before the end of the Term, this Agreement will automatically terminate without further notice.

SECTION 4. TRAINING

4.0    Before the Restaurant opens for business, and from time to time thereafter, we will make various mandatory and optional training programs regarding Standards that we have developed or obtained available to you, your management and other Restaurant personnel to assist you in meeting Standards. We will conduct training programs regarding Standards, and we may require you to conduct training programs through your own properly certified (by us) trainers or supervisors. These programs may be conducted, at our option, in a Restaurant or other site, or through the Internet or other electronic media. You agree to timely and successfully complete, and to require your management and other employees to timely and successfully complete, all training that we designate as mandatory regarding Standards. Some training programs or systems may require the payment of fees.

4.1    You are responsible for your costs incurred in receiving any Standards training and in conducting your own training, including the cost of any materials and the salaries and travel expenses of yourself, your management, and your employees. In the event that the Restaurant repeatedly fails to meet Standards, in addition to whatever other remedies we may have, we may require you, your management and other Restaurant personnel to participate in additional training programs at your expense, and you may be required to reimburse us for the costs of providing such training.

SECTION 5. FEES, PAYMENTS AND REPORTING OF SALES

5.0    Initial Franchise Fee. The amount and timing of payment of the Initial Franchise Fee is specified in the Store Development Agreement (“SDA”) relating to the location. If there is no SDA, the amount is specified in the Contract Data Schedule, and payment is due upon the signing of this Agreement, which must occur prior to commencing construction of the Restaurant.

5.1    Marketing Start-Up Fee. In connection with a material branding or re-branding event such as the opening, re-opening or remodel of the Restaurant or any other event set forth in our Standards, you agree to undertake promotional activities in the manner and to the extent that we prescribe in accordance with our Standards. We will advise you in writing of the manner and timing of payment of such activities. If we have established a minimum dollar expenditure for your Restaurant opening promotional activities, that amount will be set forth on the Contract Data Schedule.

5.2    Continuing Franchise Fees. You agree to pay us a Continuing Franchise Fee on or before Thursday of each week, for the seven-day period ending at the close of business on Saturday, twelve days previous. The amount due should be calculated by multiplying (a) the Gross Sales of the Restaurant for that seven-day period by (b) the Continuing Franchise Fee percentage stated in the Contract Data Schedule. We will specify the means and manner of payment from time to time, in writing.

5.3    Continuing Advertising Fee. You agree to pay us a Continuing Advertising Fee on or before Thursday of each week, for the seven-day period ending at the close of business on Saturday, twelve days previous. The amount due should be calculated by multiplying (a) the Gross Sales of the Restaurant for that seven-day period by (b) the Continuing Advertising Fee percentage stated in the attached Contract Data Schedule. The Continuing Advertising Fee should be paid at the same time and in the same manner as the Continuing Franchise Fee, unless we specify otherwise, in writing.

5.4    Additional Advertising Fee. If two-thirds of the Restaurants in the Designated Market Area (“DMA”) in which the Restaurant is located, or two-thirds of the restaurants in the continental United States, vote to support payment of Additional Advertising Fees for, respectively, a market-based or nationally-based program, you agree to pay such fees and your Restaurant will participate in that program. Any Additional Advertising Fees will be used only for the related program voted on by the restaurants. We will specify the means and manner of payment from time to time, in writing.

5.5    “Gross Sales” means all revenue related to the sale of approved products and services through the operation of the Restaurant, but does not include money received for the sale of stored value cards and deposited into a central account maintained for the benefit of the System; taxes collected from customers on behalf of a governmental body; or the sale of approved products to another entity franchised or licensed by us for subsequent resale. All sales are considered to have been made at the time the product is delivered to the purchaser, regardless of timing or form of payment. Revenues lost due to employee theft are not deductible from Gross Sales. Sales made to approved wholesale accounts are included in Gross Sales for purposes of calculating the Continuing Franchise Fee but not the Continuing Advertising Fee. You must submit any wholesale account for our prior approval using the procedure we specify from time to time. We may withdraw our approval at any time.

5.6    Taxes on Fees. If any tax or fee other than federal or state income tax is imposed on us by any governmental agency due to our receipt of fees that you pay to us under this Agreement, then you agree to pay us the amount of such tax as an additional Continuing Franchise Fee.

5.7    Late Fees, Interest and Costs. If you are late in paying all or part of a fee due to us, then you must also pay us our then-current late fee and interest on the unpaid amount calculated from the date due until paid at the rate of one and one-half percent (1.5%) per month, or the highest rate allowed by law, whichever is less. You must also pay all collection charges, including reasonable attorneys' fees, incurred by us to collect fees that are due.

5.8    Sales Reporting and Electronic Fund Transfer (“EFT”). You agree to participate in our specified program or procedure for sales reporting and payment of fees that are due, whether it is electronic fund transfer or some successor program, in accordance with our Standards. You agree to assume the costs associated with maintaining your capability to report sales and transfer funds to us. In no event will you be required to pay any sums before the date they are due, as described above.

SECTION 6. ADVERTISING

6.0    We have established and administer The Dunkin' Donuts Advertising and Sales Promotion Fund (the “Fund”), and direct the development of all advertising, marketing and promotional programs for the System. We may use up to twenty percent (20%) of Continuing Advertising Fees but none of Additional Advertising Fees for the administrative expenses of the Fund and for programs designed to increase sales and further develop the reputation and image of the brand. The balance, including any interest earned by the Fund, will be used for advertising and related expenses. The content of all activities of the Fund, including the media selected and employed, as well as the area and restaurants targeted for such activities, will be determined by us.

6.1    We are not obligated to make expenditures for you that are equivalent or proportionate to your contributions to the Fund, or to ensure that you benefit directly or on a pro rata basis from the Fund’s activities. Upon your request, we will provide you with an audited statement of receipts and disbursements for the Fund that is audited by an independent, certified public accountant, for each fiscal year of the Fund.

6.2    If you wish to use any advertising or promotional material that you have prepared or caused to be prepared, then you must submit the material and the proposed use for our prior written approval in advance of any use, and discontinue such use when we require. Our prior written approval may take the form of guidelines.

SECTION 7. OPERATIONS

7.0    Operating in Accordance with Our Standards. You agree to operate the Restaurant in accordance with all of our Standards, some of which are set forth in this section. Among other things, you agree to:

7.0.1    Keep the Restaurant open and in continuous operation for hours we prescribe, and use the Restaurant and Premises only as a Dunkin’ Donuts business, unless we give written approval to do otherwise;

7.0.2    Install and use only equipment, furnishings, fixtures, and signage that we approve, replace them as we may require, and source them from approved suppliers, of which we may be one;

7.0.3    Install and use a retail information system that we approve and whose information is continuously accessible to us through polling or other direct or remote means that we may specify;

7.0.4    Use only supplies, materials, and other items that we approve, and source them from approved suppliers, of which we may be one;

7.0.5    Sell all required products, sell only approved products, and source them from suppliers that we approve, of which we may be one, and maintain a sufficient supply of all approved products to meet customer demands at all times, unless you receive our written approval to do otherwise;

7.0.6        Use best efforts to hire employees of good character. Maintain a sufficient number of properly trained managers and employees to render quick, competent and courteous service to Restaurant customers in accordance with our Standards. Neither party will, during the term of this Agreement, directly or indirectly solicit or employ any person who is employed by the other or any of their affiliated companies.

7.0.7    Use only employees that have literacy and fluency in the English language sufficient, in our reasonable opinion, to adequately communicate with customers if their duties include customer service;

7.0.8    Comply with all of our requirements relating to health, safety and sanitation;

7.0.9    Sell any products to a third party for subsequent resale only with our prior written approval;

7.0.10    Keep our confidential Manuals up-to-date and accessible in the Restaurant, and make them available only to those of your employees who need access to them in order to operate the franchised business; and

7.0.11    Timely execute marketing windows.

7.1    Obey All Laws. You agree to comply with all civil and criminal laws, ordinances, rules, regulations and orders of public authorities pertaining to the occupancy, operation and maintenance of the Restaurant and Premises.

7.2    Right of Inspection. You agree that our employees and agents have the right to enter the Restaurant and Premises without notice during business hours to determine your compliance with Standards and this Agreement. During the course of any such inspection, we may photograph or video any part of the Restaurant. We may select ingredients, products, supplies, equipment and other items from the Restaurant to evaluate whether they comply with our Standards. We may require you to immediately remove non-conforming items at your expense, and we may remove them at your expense if you do not remove them upon request.

7.3    Determination of Prices. Except as we may be permitted by law to require a particular price, you are free to determine the prices you charge for the products you sell.

7.4    Conditions of Employment. You are solely responsible for all employment decisions, including hiring, promoting, discharging, and setting wages and terms of employment.

7.5    Suppliers. We have the right to approve or disapprove any supplier to your Restaurant or to the System. From time to time, we may enter into or require national or regional exclusive supply arrangements with one or more independent suppliers for certain approved products. In evaluating the need for an exclusive supplier, we may take into account, among other things, the uniqueness of the product; the projected price and required volume of the product; the investment required and the ability of the supplier to meet the required quality and quantity of the product; the availability of qualified, alternative suppliers; the duration of the exclusivity; and the desirability of competitive bidding.

7.6    Complaints. You must submit to us copies of any customer complaints relating to the Restaurant or Premises. You must submit to us any communications from public authorities about actual or potential violations of laws or regulations relating to the operation or occupancy of the Restaurant or Premises. We will specify from time to time the manner of submission of this information to us.

7.7 Courtesy. The parties will continuously strive to treat each other with courtesy and respect in all aspects of the franchise relationship.

SECTION 8. REPAIRS, MAINTENANCE, REFURBISHMENT AND REMODEL

8.0    Repairs and Maintenance: You agree to continuously maintain the Restaurant and Premises, including all fixtures, furnishings, signs and equipment, in the degree of cleanliness, orderliness, sanitation and repair, as prescribed by our Standards. You agree to make needed repairs (and replacements) to the Restaurant and Premises, including all fixtures, furnishings, signs and equipment, on an ongoing basis to ensure that your use and occupancy of the Restaurant and Premises conform to our Standards at all times. You are responsible for the costs associated with maintenance, repairs and replacements, alterations and additions.

8.1    Refurbishment and Remodel: No later than the Refurbishment Dates described in the Contract Data Schedule, you must refurbish the Restaurant in accordance with our then-current refurbishment Standards as generally described below. No later than the Remodel Dates described in the Contract Data Schedule, you must remodel the Restaurant in accordance with our then-current remodel Standards as generally described below, including those relating to fixtures, furnishings, signs and equipment. You are responsible for the costs of Refurbishments and Remodels.

Our refurbishment Standards generally include, but are not limited to, enhancements, improvements or upgrades to: exterior lighting and signage, pre-order board or other drive-thru equipment and signage, landscape design, new style wall covering and countertops, current seating and guest experience packages and/or production equipment or technology.

Our remodel Standards generally include, but are not limited to, enhancements, improvements or upgrades to the: site, building, equipment, technology and operational systems as necessary to bring the Restaurant up to the then-current Brand image and standards.

8.2    You may not defer your ongoing obligation to maintain, repair and replace because of a forthcoming refurbishment or remodel.

SECTION 9. PROPRIETARY MARKS

9.0    You agree to use only the Proprietary Marks we designate and in the manner that we approve. You may use and display such Proprietary Marks only in connection with the operation of the Restaurant and in compliance with our Standards.

9.1    You may not use the Proprietary Marks to advertise or sell products or services through the mail or by any electronic or other medium, including the Internet, without our prior written approval. Our right of approval of any Internet usage of our Proprietary Marks includes approval of the domain names and Internet addresses, website materials and content, and all links to other sites. We have the sole right to establish an Internet “home page” using any of the Proprietary Marks, and to regulate the establishment and use of linked home pages by our franchisees.

9.2    You agree not to use the Proprietary Marks or the names “Dunkin’ Donuts”, “Dunkin’”, “DD”, “Dunk” or anything confusingly similar as part of your corporate or other legal name, or as part of any e-mail address, domain name, or other identification of you or your business, in any medium. In all approved uses of the Proprietary Marks on your business forms such as your letterhead, invoices, order forms, receipts, and contracts, you must identify yourself as our franchisee and your business as independently owned and operated.

9.3    You have no rights in the Proprietary Marks or our System other than those explicitly granted in this Agreement, and you may not sublicense the Proprietary Marks.

9.4    You agree to notify us promptly of any litigation relating to the Proprietary Marks. In the event we undertake the defense or prosecution of any such litigation, you agree to execute any and all documents and do such acts and things as may be necessary, in the opinion of our counsel, to carry out such defense or prosecution.

9.5    We will save, defend, indemnify and hold you and your successors and assigns harmless, from and against (i) any and all claims based upon, arising out of, or in any way related to the validity of your approved use of the Proprietary Marks and (ii) any and all expenses and costs (including reasonable attorney’s fees) incurred by or on behalf of you in the defense against any and all such claims.

SECTION 10. RESTRICTIVE COVENANTS

10.0    You acknowledge that as our franchisee, you will receive specialized training, including operations training, in the System that is beyond your present skills and those of your managers and employees. You further acknowledge that you will receive access to our confidential and proprietary information, including methods, practices and products, which will provide a competitive advantage to you. As a condition of training you, sharing our confidential and proprietary information with you and granting you a license to operate the Restaurant within our System and use our intellectual property, we require the following covenants in order to protect our legitimate business interests and the interests of other franchisees in the Dunkin’ Donuts System:

10.1    During the term of this Agreement, neither you nor any shareholder, member, partner, officer, director or guarantor of yours, or any person or entity who is in active concert or participation with you or who has a direct or indirect beneficial interest in the franchised business, may have a direct or indirect interest in, perform any activities for, provide any assistance to, sell any approved products to, or receive any financial or other benefit from any business or venture that sells products that are the same as or substantially similar to those sold in Dunkin’ Donuts restaurants, except for i) other Dunkin’ Donuts restaurants that we franchise to you or ii) real property owned by you; provided, however, no business located on the real property may either a) be a coffee or baked goods store or b) derive more that 15% of its overall revenue from products that are the same as or substantially similar to those sold in Dunkin’ Donuts restaurants; divert or attempt to divert any Dunkin’ Donuts business or customer away from the Restaurant or the System; oppose the issuance of a building permit, zoning variance or other governmental approval required for the development of another Dunkin’ Donuts restaurant; or perform any act injurious or prejudicial to the goodwill associated with the Proprietary Marks or System.

10.2    For the first twenty-four months following the expiration or termination of this Agreement or transfer of an interest in the franchised business (the “Post-Term Period), neither you nor any shareholder, member, partner, officer, director or guarantor of yours, or any person or entity who is in active concert or participation with you or who has a direct or indirect beneficial interest in the franchised business, may have any direct or indirect interest in, perform any activities for, provide any assistance to or receive any financial or other benefit from any business or venture (other than an ownership interest in real property ) that sells products that are the same as or substantially similar to those sold in Dunkin’ Donuts restaurants and located within five (5) miles from the Restaurant or any other Dunkin’ Donuts restaurant that is open or under development. The restriction in the previous sentence does not apply to your ownership of less than two percent (2%) of a company whose shares are listed and traded on a national or regional securities exchange. The Post-Term Period begins to run upon your compliance with all of your obligations in this Section.

10.3    During the term of this Agreement and at any time thereafter, neither you nor any shareholder, member, partner, officer, director or guarantor of yours, or any person or entity who is in active concert or participation with you or who has a direct or indirect beneficial interest in the franchised business, may contest, or assist others in contesting, the validity or ownership of the Proprietary Marks in any jurisdiction; register, apply to register, or otherwise seek to use or in any way control the Proprietary Marks or any confusingly similar form or variation of the Proprietary Marks; or reproduce, communicate or share any Confidential Information with anyone, or use for the benefit of anyone, except in carrying out your obligations under this Agreement.

10.4    You agree that a breach of the covenants contained in this Section will be deemed to threaten immediate and substantial irreparable injury to us and give us the right to obtain immediate injunctive relief without limiting any other rights we might have. If a court or other tribunal having jurisdiction to determine the validity or enforceability of this Section determines that, strictly applied, it would be invalid or unenforceable, then the time, geographical area and scope of activity restrained shall be deemed modified to the minimum extent necessary such that the restrictions in the Section will be valid and enforceable.

10.5    For purposes of this Agreement, the term “Confidential Information” means information relating to us or the Dunkin’ Donuts System that is not generally available to the public, including Manuals, recipes, products, other trade secrets and all other information and know-how relating to the methods of developing, operating and marketing the Restaurant and the System. You must use best efforts to protect the Confidential Information.

10.6    If Franchisee is a legal entity, such entity’s organizing documents shall provide that its purpose is limited to the following:

10.6.1    To develop, acquire, own and operate one or more Dunkin’ Donuts and/or Baskin-Robbins franchises, and to conduct all business and financing activities related to those franchises;

10.6.2    To develop, acquire, own and lease any real or personal property used in connection with such franchises, including the financing of same;

10.6.3    To guarantee, co-sign or lend credit, and to secure such obligations by mortgaging, pledging, or otherwise transferring a security interest in your assets (excluding the Franchise Agreement, except and only to the extent and for so long as any applicable law requires that a franchisor permit a franchisee to grant a security interest in the Franchise Agreement) with respect to each of the following:

a.	another Dunkin’ Donuts and/or Baskin-Robbins franchised business or Dunkin’ Donuts management company that qualifies as an Affiliate (as defined in (10.6.4) below);

b.	an entity, of which you are a member, that operates or owns or leases real estate or equipment to a Dunkin’ Donuts central kitchen;

c.
a real estate entity that both: (i) is an Affiliate or is directly or indirectly owned or controlled by you, by an Affiliate, by one or more of your shareholders, or by any person or organization that directly or indirectly owns shares in an Affiliate of yours, and (ii) owns, acquires and/or develops real estate used for Dunkin’ Donuts and/or Baskin-Robbins restaurants approved by us (for real estate that includes a Dunkin’ Donuts and/or Baskin-Robbins as part of a multi-use project, in addition to an Option to Assume, we require a non-disturbance agreement acceptable to us that permits us to operate or refranchise the restaurant in the event of a default under your loan, pledge, mortgage or similar instrument. Notwithstanding anything to the contrary, in no event may Franchisee guarantee, co-sign, lend credit, mortgage, pledge or otherwise transfer a security interest in your assets with respect to real estate that does not include a Dunkin’ Donuts and/or Baskin-Robbins business).

10.6.4    For purposes of this Agreement, an Affiliate means a corporation, partnership or limited liability company whose equity is owned in whole in part by (a) one or more or your shareholders, (b) one or more parent, spouse, sibling, child or grandchild or another blood relation of a shareholder(s) of yours, (c) a trust, family limited partnership or similar organization that we have approved as a shareholder and of which at least one of your shareholders is a settlor, trustee or beneficiary (or equivalent), or (d) or another entity that we have approved to hold an equity interest in you.

10.7    We have the exclusive right to use and incorporate into our System all modifications, changes, and improvements developed or discovered by your employees, agents or you in connection with the franchised business, without any liability or obligation to your employees, agents or you.

SECTION 11. MAINTENANCE AND SUBMISSION OF BOOKS, RECORDS AND REPORTS

11.0    You are required to keep business records in the manner and for the time required by law, and in accordance with generally accepted accounting principles. You are required to keep any additional business records that we specify from time to time, in the manner and for the time we specify. All records must be in English, and whether on paper or in an electronic form, must be capable of being reviewed by us without special hardware or software. You must retain copies of each state and federal tax return for the franchised business for a period of five years.

11.1    You must submit profit and loss statements to us on a monthly basis, and balance sheets for your fiscal half-year and year-end, all in the format and by the means that we specify from time to time. If we specify additional records for periodic reporting, you agree to submit those records as required.

11.2    Within fifteen days from our request and at our option, you agree to (a) photocopy and deliver to us those required records that we specify, or (b) at a location acceptable to us, provide us access to any required records that we specify for examination and photocopying by us. You agree to grant us the right to examine the records of your purchases kept by any of your suppliers or distributors, including the National DCP or any successor entities, and hereby authorize those suppliers and distributors to allow us to examine and copy those records at our own expense. If after we review your business records, which include your business tax returns, we believe that intentional underreporting of Gross Sales may have occurred, then upon request, you and any signatory and guarantor of this Agreement must provide us with personal federal and state tax returns and personal bank statements for the periods requested.

11.3    We will keep any records you provide to us that contain confidential information of yours confidential, provided such records are marked confidential and, by their nature, would be considered by a reasonable person to be confidential, but we may release information to any person entitled to it under any lease, to a prospective transferee of the Restaurant, in connection with anonymous general information disseminated to our franchisees and prospective franchisees, in the formulation of plans and policies in the interest of the System, or if required by law or any legal proceeding.

SECTION 12. INSURANCE

12.0    Prior to opening or operating the Restaurant for business, and prior to constructing the Restaurant in the event you are developing the Restaurant, you agree to acquire insurance coverage of the type and in the amounts required by law, by any lease or sublease, and by us, as prescribed in our Standards. You must maintain such coverage in full force and effect throughout the duration of this Agreement. We have the right to change requirements from time to time. All insurance must be placed and maintained with insurance companies with ratings that meet or exceed our Standards. At our request, you must provide us with proof of required insurance coverages.

12.1    We and any affiliated party we designate must be named as additional insureds as our respective interests appear, and all policies must contain provisions denying to the insurer acquisition of rights of recovery against any named insured by subrogation. All policies shall include a provision prohibiting cancellations or material changes without thirty days prior written notice to all named insureds. Policies may not be limited in any way by reason of any insurance that we (or any named party) may maintain. Upon our request, you must produce proof that you currently have the insurance coverage described in this Agreement, with all of the aforementioned provisions. In the event that such insurance coverage is not in effect, we have the right to purchase the necessary coverage for the Restaurant at your expense and to bill you for any premiums.

12.2    Both you and we waive any and all rights of recovery against each other and our respective officers, employees, agents, and representatives, for damage to the waiving party or for loss of its property or the property of others under its control, to the extent that the loss or damage is covered by insurance. To obtain the benefit of our waiver, you must have the required insurance coverage in effect. When you are obtaining the policies of insurance required by this subsection, you must give notice to your insurance carriers that the above mutual waiver of subrogation is contained in this Agreement. This obligation to maintain insurance is separate and distinct from your obligation to indemnify us under the provisions of Section 14.9.

SECTION 13. TRANSFERS

13.0    Transfer by Us: This Agreement inures to the benefit of our successors and assigns, and we may assign our rights to any person or entity that agrees in writing to assume all of our obligations. Upon transfer, we will have no further obligation under this Agreement, except for any accrued liabilities.

13.1    Transfer by You: We entered into this Agreement based on the qualifications of your owners and you. Any direct or indirect transfer of interest in this Agreement requires our prior written consent, which we will not unreasonably withhold. We may withhold consent if a proposed transferee does not meet our then-current criteria, if you have not satisfied all of your outstanding obligations to us, if the Restaurant and Premises are not in compliance with our Standards, or if we believe that the sale price of the interest to be conveyed is so high, or the terms of sale so onerous, that it is likely the transferee would be unable to properly operate, maintain, upgrade and promote the Restaurant and meet all financial and other obligations to us and to third parties. At the time of transfer, you and all of your shareholders, partners and members must execute a general release of us and our parent and affiliates, in our then-current standard form. If after an approved transfer, a shareholder, member or partner no longer has an interest in the franchised business, then such party is relieved of further obligations to us under the terms of this Agreement, except for money obligations through the date of transfer and obligations under Section 10.

13.2    Transfer Fee. At transfer, you must pay us a Transfer Fee as follows, whether or not we exercise our rights in Section 13.4:

13.2.1    If you have not operated the Restaurant for at least three full years before the transfer occurs, you will pay the Transfer Fee set forth in the chart in Section 13.2.2 below plus twelve thousand five hundred dollars ($12,500).

13.2.2    If the transfer occurs after the third full year of operation, you will pay the Transfer Fee stated below. We reserve the right to select another period or to make appropriate adjustments to such Gross Sales in the event extraordinary occurrences (e.g., road construction, fire or other casualty, etc.) materially affected the Restaurant's sales during the trailing twelve month period.

Gross Sales for the Trailing 12 Month Period	Transfer Fee
Less than $400,000.00	$5,000.00
$400,000.00 or more, but less than $600,000.00	$6,000.00
$600,000.00 or more, but less than $1,000,000.00	$8,000.00
$1,000,000.00 or more, but less than $1,400,000.00	$12,000.00
$1,400,000.00 or more	$20,000.00

13.2.3    In lieu of the Transfer Fee, we will only charge the applicable, then-current Fixed Documentation Fee published by us from time to time for i) a transfer of interest that does not result in a Change of Control (as defined below) or ii) if any of the interests transfer to the spouse(s) or children of the original signatories or iii) if all of the interests transfer to beneficiaries or heirs of an owner who dies or becomes mentally incapacitated.

For the purposes of this Agreement, “Change of Control” means either i) a transfer of majority interest from an original signatory to another or ii) any transaction or series of transactions that, either alone or together with other previous, simultaneous or other proposed transfers, whether related or unrelated, will have the result of the original signatories holding an aggregate interest less than 50% of the indirect or direct interest in this Agreement. For the avoidance of doubt, if any Transfer under part (i) above that results in a Change of Control, then the Transfer Fee(s) set forth in Section(s) 13.2.1 and 13.2.2, as applicable, shall apply.

13.3    Transfer on Death: Within twelve months from the death of you or any of your owner(s) and notwithstanding any agreement to the contrary, the deceased’s legal representative must propose to us in writing to transfer the interest of the deceased in this Agreement to one or more transferees. Any such transfer must occur within twelve months from such individual’s death, and is subject to our prior written consent, which we will not unreasonably withhold, in accordance with this Section. This Agreement shall automatically terminate if the transfer has not occurred within twelve months, unless we grant an extension in writing.

13.4    Right of First Refusal: We have a right of first refusal to be the purchaser in the event of any proposed direct or indirect sale of interest in this Agreement, under the same terms and conditions contained in the offer or purchase and sale document. You must provide us with a fully-executed copy of any offer or purchase and sale document (including any referenced documents) for the sale, and we will have sixty days from our receipt to notify you whether we are exercising our right. We may purchase the interest ourselves or assign our right without recourse to a nominee who will purchase the interest directly from you. In the event you modify the offer or terms of sale in any way, you must resubmit the modified offer or purchase and sale document, as modified, and we will again have sixty days to exercise the right of first refusal.

SECTION 14. DEFAULT AND REMEDIES

14.0    You will be in default under this Agreement under the following conditions:

14.0.1    You breach an obligation under this Agreement, or an obligation under another agreement, which agreement is necessary to the operation of the Restaurant.

14.0.2    You file a petition in bankruptcy, are adjudicated a bankrupt, or a petition is filed against you and is either consented to by you or not dismissed within thirty days; or you become insolvent or make an assignment for the benefit of creditors; or a bill in equity or other proceeding for the appointment of a receiver or other custodian for your business assets is filed and is either consented to by you or not dismissed within thirty days; or a receiver or other custodian is appointed for your business or business assets; or proceedings for composition with creditors is filed by or against you; or if your real or personal property is sold at levy.

14.0.3    You or your owners are convicted of or plead guilty or no contest to a felony or crime involving moral turpitude, or any other crime or offense that is injurious to our System or the goodwill enjoyed by our Proprietary Marks.

14.0.4    You or your owners commit a fraud upon us or a third party relating to a business franchised or licensed by us.

14.0.5    You use or permit the use of any business franchised or licensed by us, including the Restaurant or Premises, for an unauthorized purpose.

14.0.6    We terminate any other franchise agreement with you or any affiliated entity by reason of a default under sections 14.0.3, 14.0.4 or 14.0.5.

14.1    You will have the following opportunities to cure a default under this Agreement.

14.1.1    Thirty-Day Cure Period. Except as otherwise provided, you must cure any default under this Agreement within thirty days after delivery of notice of default to you in our then-standard form or forms of communication.

14.1.2    Seven-Day Cure Period. If you do not pay the money owed to us or the Advertising Fund when due, or if you fail to maintain the insurance coverage required by this Agreement, you must cure that default within seven days after delivery of notice of default to you in our then-standard form or forms of communication.

14.1.3    Twenty-Four Hour Cure Period. If you violate any law, regulation, order or Standard relating to health, sanitation or safety, or if you cease to operate the restaurant for a period of forty-eight hours without our prior written consent, you must cure that default within twenty-four hours after delivery of notice of default to you in our then-standard form or forms of communication.

14.1.4    Cure on Demand. You must destroy any product or cure any situation that, in our opinion, poses an imminent risk to public health and safety, at the time we demand you do so.

14.2    No Cure Period. No cure period will be available if you are in default under paragraphs 14.0.2 through 14.0.6; if you abandon the Restaurant; if you intentionally under-report Gross sales or otherwise commit an act of fraud with respect to your acquisition or performance of this Agreement; or if your lease for the Restaurant is terminated. In addition, no cure period will be available for any default if you already have received three or more previous notices-to-cure for the same or a substantially similar default (whether or not you have cured the default), within the immediately preceding twelve-month period.

14.3    Statutory Cure Period. If a default is curable under this Agreement, and the applicable law in the state in which the premises is located requires a longer cure period than that specified in this Agreement, the longer period will apply.

14.4    In addition to all the remedies provided at law or by statute for the breach of this Agreement, we also have the following remedies:

14.4.1    If we believe a condition of the Premises or of any product pose a threat to the health or safety of your customers, employees or other persons, we have the right to take such action as we deem necessary to protect these persons, and the goodwill enjoyed by our Proprietary Marks and System. Such actions may include any or all of the following: we may require you to immediately close and suspend operation of the Restaurant and correct such conditions; we may immediately remove or destroy any products that we suspect are contaminated; and, if you fail to correct a hazardous condition on demand, and within a reasonable time, we and contractors we hire may enter the Restaurant without being guilty of, or liable for, trespass or tort, and correct the condition. You are solely responsible for all losses or expenses incurred in complying with the provisions of this subsection. Further, if you should discover a hazardous condition as described above, you agree to notify us immediately.

14.4.2    If after proper notice and opportunity to cure, you have not complied with a Standard involving the condition of the Restaurant, including maintenance, repair, and cleanliness, we and contractors we hire may enter the Restaurant without being guilty of, or liable for, trespass or tort, and correct the condition at your expense.

14.4.3    If you are repeatedly in default of this Agreement, we may disapprove your participation in the sale of new products or new programs until you cure your defaults and demonstrate to our reasonable satisfaction that you can maintain compliance with Standards.

14.4.4    You will pay to us all costs and expenses, including reasonable payroll and travel expenses for our employees, and reasonable investigation and attorneys' fees, incurred by us in successfully enforcing (which includes achieving a settlement) any provisions of this Agreement.

14.5    Because of the importance of your compliance with Standards to protect our System, other franchisees, and the goodwill enjoyed by our Proprietary Marks, you agree that the remedies described elsewhere in this Agreement, as well as monetary damages or termination at a future date, may be insufficient remedy for a breach of our Standards. Accordingly, you agree not to contest the appropriateness of injunctive relief for such breaches, and consent to the grant of an injunction in such cases without the showing of actual damages, irreparable harm or the lack of an adequate remedy at law. In order to obtain an injunction, we must show only that the Standard in issue was adopted in good faith, that it is a Standard of general applicability in that DMA or “region” (as that term is defined by us), and that you are violating or are about to violate that Standard. A Standard of general applicability is one that applies to all franchisees in the DMA or region, or throughout the Dunkin’ Donuts System.

14.6    Termination and Expiration. If you commit a default referenced in section 14.2 or if you fail to timely cure any default that may be cured, we may terminate this Agreement. Termination will be effective immediately upon receipt of a written notice of termination unless a notice period is required by law, in which case that notice period will apply. Upon termination or expiration of this Agreement, you no longer have any rights granted by this Agreement. If we suffer your continued operation of the Restaurant while we seek judicial enforcement of our election to terminate, conducting business as if the Agreement had not been terminated in order to preserve the reputation of our System and goodwill associated with the Proprietary Marks, our adherence to the judicial process is neither a waiver of our election to terminate nor an extension of the termination date.

14.7    In the event of termination or expiration of this Agreement:

14.7.1    You must pay all monies owed under this Agreement, including any fees and interest, within ten days.

14.7.2    You must immediately cease operation of the Restaurant and no longer represent yourself to the public as our franchisee.

14.7.3    You must immediately cease all use of our Proprietary Marks, trade secrets, confidential information, and manuals, and cease to participate directly or indirectly in the use or benefits of our System.

14.7.4    You must, within ten days, return all originals and copies of our operating manuals, plans, specifications, and all other materials of ours in your possession relating to the operation of the Restaurant, all of which you acknowledge to be our property. The remaining materials are your property.

14.7.5    Upon our request within thirty days from the date of termination due to default, you agree to sell to us any or all of the furniture, fixtures, and equipment at its then-current fair market value, less any indebtedness on the equipment, and indebtedness to us;

14.7.6    Upon our request within thirty days from the date of termination or expiration, you must assign to us any leasehold interest you have in the Restaurant and Premises or any other agreement related to the Premises.

14.7.7    Upon our request within thirty days from the date of termination due to default or expiration, you must remove from the Restaurant and Premises and return to us all indicia of our Proprietary Marks. Further, you must make such modifications or alterations to the Restaurant and Premises as we require in accordance with our Standards to distinguish the Restaurant and Premises from the premises of other restaurants in the System. You must also disconnect any telephone listings that contain our name, and withdraw any fictitious name registration containing any part of our Proprietary Marks. You hereby appoint us as your attorney-in-fact, and in your name, to do any act necessary to accomplish the intent of this section. In the event you fail or refuse to comply with the requirements of this section, we have the right to enter upon the Premises, without being guilty of trespass or any other tort, for the purpose of making such changes as may be required, at your expense, which you agree to pay upon demand.

14.8    You agree that the existence of any claims against us, whether or not arising from this Agreement, shall not constitute a defense to the enforcement by us of any provision of this Agreement

14.9    Indemnification. You will indemnify and hold us, our parent, subsidiaries and affiliates, including our and their respective members, officers, directors, employees, agents, successors and assigns, harmless from all claims related in any way to your operation, possession or ownership of the Restaurant or the Premises, or any debt or obligation of yours. This indemnification covers all fees (including reasonable attorneys’ fees), costs and other expenses incurred by us or on our behalf in the defense of any claims, and shall not be limited by the amount of insurance required under this Agreement. Our right to indemnity shall be valid notwithstanding that joint or concurrent liability may be imposed on us by statute, ordinance, regulation or other law. We will notify you of any claims covered by this paragraph, and you shall have the opportunity to assume the defense of the matter. We shall have the right to participate in any defense that is assumed by you, at our own cost and expense. No settlement of any claim against us shall be made without our prior written consent if we would be subjected to any liability not covered by you or your insurer.

SECTION 15. DISPUTE RESOLUTION

15.0    Waiver of Rights: Both we and you waive and agree not to include in any pleading or arbitration demand: class action claims; demand for trial by jury; claims for lost profits; or claims for punitive, multiple, or exemplary damages. If any pleading is filed that contains any of these claims or a jury demand, or if a court determines that all or any part of the waivers are ineffective, then the pleading shall be dismissed with prejudice, leaving the pleading party to its arbitration remedy. No claim by either of us can be consolidated with the claims of any other party. If such claims and demands cannot be waived by law, then the parties agree that any recovery will not exceed two (2) times actual damages.

15.1    Arbitration: Either of us, as plaintiff, may choose to submit a dispute to a court or to arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules (or by another nationally established arbitration association acceptable to you and us) and under the Federal Rules of Evidence. The plaintiff's election to arbitrate or to submit the dispute to the court system, including any compulsory counterclaims, is binding on the parties except that we shall have the option to submit to a court any of the following actions: to collect fees due under this Agreement; for injunctive relief; to protect our intellectual property, including Proprietary Marks; and to terminate this Agreement for a default. For any arbitration, the arbitrator(s) shall issue a reasoned award, with findings of fact and conclusions of law. The arbitration award and the decision on any appeal will be conclusive and binding on the parties. Actions to enforce an express obligation to pay money may be brought under the Expedited Procedures of the AAA’s Commercial Arbitration Rules. The place of arbitration shall be in the state in which the Restaurant is located. The Federal Arbitration Act shall govern, excluding all state arbitration law. Massachusetts’s law shall govern all other issues.

15.2    Scope of Arbitration: Disputes concerning the validity or scope of this Section, including whether a dispute is subject to arbitration, are beyond the authority of the arbitrator(s) and shall be determined by a court of competent jurisdiction pursuant to the Federal Arbitration Act, 9 U.S.C. §1 et seq., as amended from time to time. The provisions of this Section shall continue in full force and effect subsequent to any expiration or termination of this Agreement.

15.3    Appeals: Either of us may appeal the final award of the arbitrator(s) to the appropriate U.S. District Court. The Court’s review of the arbitrator’s findings of fact shall be under the clearly erroneous standard, and the Court’s review of all legal rulings shall be de novo. If it is determined that this provision for federal court review is not enforceable, then either party may appeal the arbitrator’s final award to a panel of three arbitrators chosen under AAA procedures, employing the same standards of review stated immediately above.

SECTION 16. MISCELLANEOUS

16.0    If you directly or indirectly acquire ownership or control of the Premises, you must promptly give us written notice of such ownership or control and execute our then-standard agreement giving us the option to lease the Premises from you if you default under this Agreement or under any lease relating to the Restaurant or Premises. The lease will be for the then-remaining term of this Agreement, including any extension or renewal, at “triple-net” fair market value rent for comparable Dunkin’ Donuts locations with arms-length leases. If the parties cannot agree on the fair market value, they will consult a mutually-acceptable real estate professional.

16.1    You are an independent contractor of ours and not our agent, partner or joint venturer. Neither party has the power to bind the other. Nothing in this Agreement contemplates a fiduciary relationship. Neither party is liable for any act, omission, debt or any other obligation of the other, and you and we agree to indemnify and save each other harmless from any such claim and the cost of defending such claim.

16.2    Our waiver of your breach of any term of this Agreement applies only to that one breach and that one term, and not to any subsequent breach of any term. Acceptance by us of any payments due under this Agreement shall not be deemed to be a waiver by us of any preceding breach by you of any term. If we accept payments from any person or entity other than you, such payments will be deemed made by such person as your agent and not as your successor or assignee. We may waive or modify any obligation of other franchisees under agreements similar to this Agreement, without any obligation to grant a similar waiver or modification to you. If, for any reason, any provision of this Agreement is determined to be invalid or to conflict with an existing or future law, then the remaining provisions will continue to bind the parties and the invalid or conflicting provision will be deemed not to be a part of this Agreement.

16.3    The parties’ rights and remedies are cumulative. Neither you nor your successor may create or assert any security interest or lien in this Agreement, without our prior written approval. You represent and warrant that you have established your operating agreement, by-laws or partnership agreement in accordance with the requirements of this Agreement. In the event of any conflict between a provision in this Agreement and a provision in your operating agreement, by-laws or partnership agreement, the provision of this Agreement will control.

16.4    Captions, paragraph designations and section or subsection headings are included in this Agreement for convenience only, and in no way define or limit the scope or intent of the provisions. Wherever we use the word “including”, it means “including but not limited to.”

16.5    Notices. All notices shall be sent by prepaid private courier or certified mail to the addresses set forth in the Contract Data Schedule, or to such other addresses as you and we provide each other in writing. All notices to us shall be sent to “Attention: Legal Department.”

16.6    This Agreement and the documents referred to herein shall be the entire, full and complete agreement between you and us concerning the subject matter of this Agreement, which supersedes all prior agreements. Nothing in this Section, however, is intended to disclaim the representations we made in the franchise disclosure document that we furnished to you. This Agreement is made in the Commonwealth of Massachusetts, USA, and shall be interpreted, construed and governed by the laws of the Commonwealth of Massachusetts. This Agreement may be executed in multiple counter-parts by facsimile or otherwise. This Agreement may only be modified in a writing signed by you and us.

16.7    Your success in this business is speculative and depends, to an important extent, upon your ability as an independent business owner. We do not represent or warrant that the Restaurant will achieve a certain level of sales or be profitable, notwithstanding our approval of the location. By your signature below, you acknowledge that you have entered into this Agreement after making an independent investigation of the Dunkin’ Donuts System.
Intending to be legally bound hereby, the parties have duly executed and delivered this agreement in duplicate, as of the date and year first written above. You hereby acknowledge receipt of this Franchise Agreement, including any addenda referenced in Item J, at least seven (7) calendar days (or such longer period as is required by state law) prior to the date hereof. You further acknowledge having carefully read this agreement in its entirety, including all addenda identified above and the Personal Guarantee below (if applicable).

DUNKIN’ DONUTS FRANCHISING LLC

___________________________________________________
___________________________________________________
___________________________________________________

By: ________________________________________
Assistant Secretary

This Agreement is not binding upon the above entity(ies) until executed by an authorized representative.

YOU ACKNOWLEDGE SECTION 15 OF THE TERMS & CONDITIONS, WHICH PROVIDES FOR YOUR EXPRESS WAIVER OF RIGHTS TO A JURY TRIAL, TO PARTICIPATE IN CLASS ACTION LAWSUITS, TO OBTAIN PUNITIVE, MULTIPLE OR EXEMPLARY DAMAGES.

FRANCHISEE
WITNESS/ATTEST:                                         Entity

___________________________________        By: _____________________________

Print Name: _________________________        Print Name: _____________________

PERSONAL GUARANTEE

The undersigned represent and warrant that they hold a direct or an indirect interest in FRANCHISEE ENTITY NAME (“Franchisee”) organized under the laws of the State/Province of _____________.

Waiving demand and notice, the undersigned hereby, jointly and severally, personally guarantee the full payment of Franchisee’s money obligations to us (and our parents or affiliates) under Section 5 and the performance of all of the Franchisee’s other obligations under this Franchise Agreement, including, without limitation, Section 10 in its entirety relative to the restrictions on activities. The undersigned personally agree that the Franchise Agreement shall be binding upon each of them personally. The undersigned, jointly and severally, agree that we may, without notice to or consent of the undersigned, (a) extend, in whole or in part, the time for payment of Franchisee’s money obligations under Section 5; (b) modify, with the consent of Franchisee, Franchisee’s money or other obligations under this Agreement; and (c) settle, waive or compromise any claim that we have against FRANCHISEE or any or all of the undersigned, all without in any way affecting this personal guarantee, which is intended to take effect as a sealed instrument.

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Witness    , individually
Print Name:

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Witness    , individually
Print Name:

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Witness    , individually
Print Name:

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Witness    , individually
Print Name:

PC # _________________
City and State_________________

CERTIFICATION OF AGREEMENT

By signing below, you acknowledge that you received our Franchise Disclosure Document (“FDD”) and have had the opportunity to review it and obtain the advice of an attorney. Your answers to the questions below will provide us with an opportunity to correct any possible misunderstandings prior to entering into this agreement with you (“Agreement”). Therefore, your certification is important and we will act in reliance upon your answers below in signing this Agreement.

Other than what is written in this Agreement or FDD, describe below any information provided by any employee or agent of our company that has influenced your decision to sign this Agreement.

If the answer is “none,” please write “NONE” below.

Other than the historical information that is provided in Items 7 or 19 (including the Notes sections) of our FDD, describe below any information provided by any employee or agent of our company about your future financial performance, including sales, costs or profits, that has influenced your decision to sign this Agreement.

If the answer is “none,” please write “NONE” below.

If you do not complete and sign this page, we will not counter-sign this Agreement (or, if that has already taken place, we have the right to void this Agreement).
I certify that the above information is true, as of the same date as that on which this Agreement was signed.

FRANCHISEE:

Witness/Attest:                        ____________________________________

___________________________________            By:__________________________________

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Witness                         , individually
Print Name:

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Witness                         , individually
Print Name:

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Witness                         , individually
Print Name:

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